Exhibit 10.24

SMART Worldwide Holdings, Inc.

c/o SMART Modular Technologies, Inc.

39870 Eureka Drive

Newark, California 94560

[●], 2017

Silver Lake Management Company III, L.L.C. &

Silver Lake Management Company Sumeru, L.L.C.

c/o Silver Lake

2775 Sand Hill Road

Menlo Park, California 94025

Re: Amended and Restated Transaction and Management Fee Agreement

In connection with the contemplated initial public offering (the “IPO”) of SMART Global Holdings, Inc., pursuant to a registration statement on Form S-1 (SEC File No. 333-217539) publicly filed on April 28, 2017 (as amended at the time it becomes effective, the “Registration Statement”), SMART Worldwide Holdings, Inc. (the “Company”) desires to terminate that certain Amended and Restated Transaction and Management Fee Agreement, dated as of November 5, 2016, by and among each of you and the Company (the “Management Agreement”) effective upon the consummation of the IPO (the “Closing”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Management Agreement.

Effective upon the Closing, the Management Agreement shall be terminated in accordance with its terms. Accordingly, the Company will continue to be bound by Section 8 of the Management Agreement, which states that notwithstanding anything to the contrary set forth therein, (x) the expiration of the Term will not affect the obligations of the Company to pay, or cause to be paid, any amounts recorded but not yet paid as of the date of such expiration and (y) the provisions of Sections 4(c), 5, 6, 7, 8, 9 and 10 thereof will survive the expiration of the Term; provided, that the parties agree that, notwithstanding anything to the contrary in Section 8 of the Management Agreement, the Company will record the Management Fee as quarterly expenses and it will be payable with respect to the 2017 calendar year only through Closing.

In addition, the parties agree that any amounts recorded through the Closing will not be due and payable until the date that is five (5) days following the payment in full of all amounts payable to the lenders under the Senior Secured Credit Agreement (as defined in the Registration Statement).

This letter agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except that Cayman Islands law shall apply in respect of any mandatory provision of Cayman Islands corporate law.

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This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

Very truly yours,

SMART WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

Acknowledged and agreed as of the first date set forth above:

SILVER LAKE MANAGEMENT
COMPANY III, L.L.C.

By:
Name:
Title:

SILVER LAKE MANAGEMENT
COMPANY SUMERU III, L.L.C.

By:
Name:
Title: